SSii

Fact sheet – Jun 5, 2023

OTC	SSII
Market cap	$1.19B
Share price	$9.00
Common shares outstanding	146.17M

(as of Jun 5, 2023)



IMPROVING LIVES THROUGH INNOVATION AND CARE.

SS Innovations International, Inc. (OTC: SSII) is a medical robotics company using advanced technology, leading surgeons and cutting-edge training to manufacture and commercialize the world's only surgical robotic system that is cost-effective and offers broad surgical applications.

SS Innovations is addressing an attractive market opportunity, a 'forgotten world' that, prior to SSII, could not benefit from the advantages of robotic surgery – a tremendous market - in India alone there are 70,000 hospitals, served by less than 140 surgical robotic devices. The company has begun international sales and is also pursuing regulatory approvals for its SSi Mantra in the US and Europe, expected to be finalized in 2024 and 2025.

Clinically Validated

SS Innovations has completed two successful clinical trials and performed more than 200 successful surgeries in many fields using the SSi Mantra surgical robotic system. The SSi Mantra is clinically validated to perform more than 30 types of surgeries.

Attractive Market Opportunity

The global addressable market for surgical robotics is expected to reach US$17 billion by 2031. The Indian surgical robotics market alone is anticipated to reach US$313 million in 2024..

Innovative Product Offering

Developed by a team of world-class medical and engineering professionals: the SSi Mantra surgical robotic system, SSi Mudra (surgical instruments) and the SSi Maya, an XR-based surgical robotic training platform.

Competitive Cost Advantage

The company's SSi Mantra System offers specialty applications at approximately 30% of the cost of the surgical robotic market leader.

Regulatory Approvals

SS Innovations has secured Indian Medical Device regulatory approval (CDSCO) for the SSi Mantra. The company has begun the FDA and CE approval process.

Strong Patent Protection

SS Innovations has an impressive IP portfolio of 170 patents, including 56 granted patents.

FLAGSHIP PRODUCT

SSI MANTRA

The SSi Mantra surgical robotic system offers a wide range of specialty applications.

- Lower system cost, lower per procedure cost, lower maintenance and running cost
- Superior ergonomic design.
- Active visibility of hand and foot controls and entire operating room.
- Large 32 inch 3D 4K monitor.
- The entire surgical team has 3D visibility of procedure.
- Large 23 inch 2D touch monitor for system controls and healthcare applications.

Console Technology Differentiator

SSI MANTRA	INTUITIVE da Vinci Xi SURGICAL SYSTEM
Open Faced Console for Ergonomic surgeon position	Hunched over surgeon position
Active visibility of the hand controls, Foot Controls and the entire Operating Room	Small closed space viewfinder inhibits visibility of controllers and Operating Room
Large 32 inch 3D 4K Monitor	Smaller resolution closed 3D viewfinder
Large 23 inch 2D touch monitor for system controls and healthcare applications	Smaller touch panel with limited patient info

RECENT ACCOMPLISHMENTS

- Seven systems have been installed and nine additional purchase orders have been received.
- Surgeons have successfully completed new, complex surgeries using SSi Mantra, including lung and heart surgeries at Narayana Hrudayalaya, Bengaluru and a thymectomy at Continental Hospitals, Hyderabad.

UPCOMING MILESTONES

- SS Innovations is working towards uplisting to Nasdaq in 2023/2024.
- The company anticipates receiving 20 new purchase orders for the SSi Mantra in the second half of the year.

MANAGEMENT

SS Innovations has a world class management team and advisory boards with deep expertise across several domains.



Sudhir Srivastava, MD
Founder, Chairman & CEO

Dr. Srivastava is one of the foremost global experts in robotic cardiac surgery. He has performed more than 1,400 robotic cardiothoracic surgeries, including 750 beating heart TECAB cases that represents the largest experience in the world.



Vishwajyoti Srivastava, MD
President and COO – South Asia

Dr. Srivastava has been involved in the field of robotic assisted surgery since 2008. He developed the first high definition teaching website for robotic cardiac surgery while at St Joseph's Hospital in Atlanta, GA, and developed SS Innovations' OMNI 3D Medical Visualization system.



Anup Sethi
Group CFO

Mr. Sethi has more than 30 years of diversified industry experience including spending time as CFO of International Oncology and Aktiv-Ortho, GM-Business Alliances with Fortis Healthcare and Chief Corporate Development with Apollo International.



Barry Cohen
COO - Americas

Mr. Cohen founded Avra Medical Robotics and served as its CEO from 2015 - 2023. Previously, he served as a director of Synalloy Corp and as Chairman of the board of Wolverine Technologies. Mr. Cohen has over 50 years of experience in managing private and public companies.